As filed with the Securities and Exchange Commission on November 7, 2005
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CNA Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-6169860
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

CNA Center
Chicago, Illinois	60685
(Address of Principal Executive Offices)	(Zip Code)

CNA FINANCIAL CORPORATION
2000 INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary
CNA Financial Corporation
CNA Center
Chicago, Illinois 60685
(Name and Address of Agent For Service)
(312) 822-5000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be		Offering Price Per	Aggregate Offering	Amount of
Registered	Amount to be Registered	Share*	Price*	Registration Fee
Common Stock, $2.50 par value per share	2,000,000	$30.54	$61,080,000	$7,189.12

*	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, computed on the basis of the average of the high and low sales prices of the Common Stock on October 31, 2005.

PART II
INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT
Item 3. Incorporation of documents by reference.
     The following documents, which have heretofore been filed by CNA Financial Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
•	Annual report on Form 10-K/A for the year ended December 31, 2004;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2005;

•	Quarterly report on Form 10-Q for the quarter ended September 30, 2005;

•	Current reports on Form 8-K dated February 9, 2005 (filed on February 14, 2005), dated April 27, 2005 (filed on May 2, 2005), dated April 27, 2005 (filed on May 3, 2005) (with respect to Item 4.02 only), dated May 17, 2005 (filed on May 20, 2005), dated May 26, 2005 (filed June 20, 2005) and dated June 10, 2005 (filed on June 13, 2005); and

•	Description of the Company’s common stock contained in the registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.”

     With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor .... [by reason of the person’s service in one of the capacities specified in the preceding paragraph] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other court shall deem proper.”
     Article X of the Company’s By-Laws contains provisions similar to Section 145 of the DGCL, although providing mandatory indemnification in certain of the circumstances covered by Section 145(a) of the DGCL.
     Such indemnification may apply to claims arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The Company maintains directors’ and officers’ liability insurance, subject to appreciable deductibles at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index to Exhibits, which is incorporated herein by reference.
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on November 7, 2005.

CNA FINANCIAL CORPORATION
By:	/s/ Stephen W. Lilienthal
Stephen W. Lilienthal
Chairman of the Board and Chief Executive Officer

     Each of the undersigned does hereby constitute and appoint Jonathan D. Kantor and Robert M. Mann, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubmission to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 7, 2005.

Name	Title

/s/ Stephen W. Lilienthal Stephen W. Lilienthal	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ D. Craig Mense D. Craig Mense	Chief Financial Officer (Principal Financial Officer)

/s/ Lawrence J. Boysen Lawrence J. Boysen	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Brenda J. Gaines Brenda J. Gaines	Director

/s/ Paul J. Liska Paul J. Liska	Director

/s/ Don M. Randel Don M. Randel	Director

/s/ Joseph Rosenberg Joseph Rosenberg	Director

/s/ James S. Tisch James S. Tisch	Director

Preston R. Tisch	Director

/s/ Marvin Zonis Marvin Zonis	Director

EXHIBIT INDEX

Exhibit	Document Description

3.1	Certificate of Incorporation of CNA Financial Corporation, as amended May 6, 1987 and May 6, 1998 (incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form S-8 (File No. 333-65493)).

3.2	Certificate of Incorporation of CNA Financial Corporation, as amended May 20, 1999 (incorporated by reference to Exhibit 3.1 of the Company’s annual report on Form 10-K for the year ended December 31, 1999).

3.3	By-laws of CNA Financial Corporation, as amended effective April 28, 2004 (incorporated by reference to Exhibit 3.2 of the Company’s annual report on Form 10-K for the year ended December 31, 2004).

4.1	CNA Financial Corporation 2000 Incentive Compensation Plan (incorporated by reference to Exhibit A of the Company’s definitive proxy statement on Schedule 14A filed on March 31, 2005).

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included as part of signature page hereto).